Exhibit (K)(2)

SERVICE AND DISTRIBUTION PLAN

VOYA ENHANCED SECURITIZED INCOME FUND

CLASS C SHARES

EFFECTIVE MAY 1, 2024

WHEREAS, Voya Enhanced Securitized Income Fund (the “Company”) engages in business as a closed-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”);

WHEREAS, the Company operates as a closed-end interval fund pursuant to Rule 23c-3 under the Act;

WHEREAS, the series to which this Service and Distribution Plan (the “Plan”) applies (collectively the “Fund”) are listed on Schedule A hereto, as such schedule may be revised from time to time;

WHEREAS, shares of common stock of the Company are divided into classes of common stock, one of which is designated Class C common stock (“Class C Shares”);

WHEREAS, the Company employs Voya Investments Distributor, LLC (the “Distributor”) as distributor of the securities of which it is the issuer;

WHEREAS, the Company and the Distributor have entered into an Underwriting Agreement pursuant to which the Company has employed the Distributor in such capacity during the continuous offering of shares of the Company; and

WHEREAS, the Company wishes to adopt this Plan of the Fund with respect to Class C Shares as set forth hereinafter.

NOW, THEREFORE, the Company hereby adopts this Plan on behalf of the Fund with respect to its Class C Shares, in accordance with Rule 12b-l under the Act, on the following terms and conditions:

1.A. The Fund shall pay to the Distributor, as the distributor of the Class C Shares of the Fund, a fee for distribution of the shares at the rate of 0.50% on an annualized basis of the average daily net assets of the Fund’s Class C Shares, provided that, at any time such payment is made, whether or not this Plan continues in effect, the making thereof will not cause the limitation upon such payments established by this Plan to be exceeded. Such fee shall be calculated and accrued daily and paid monthly or at such intervals as the Board of Trustees shall determine, subject to any applicable restriction imposed by rules of the Financial Industry Regulatory Authority.

B.In addition to the amount provided in 1.A. above, the Fund shall pay to the Distributor, as the distributor of the Class C Shares of the Fund, a service fee at the rate of 0.25% on an annualized basis of the average daily net assets of the Fund’s Class C Shares, provided

1

that, at any time such payment is made, whether or not this Plan continues in effect, the making thereof will not cause the limitation upon such payments established by this Plan to be exceeded. Such fee shall be calculated and accrued daily and paid monthly or at such intervals as the Board of Trustees shall determine, subject to any applicable restriction imposed by rules of the FINRA.

2.The amount set forth in paragraph 1.A. of this Plan shall be paid for the Distributor’s services as distributor of the shares of the Fund in connection with any activities or expenses primarily intended to result in the sale of the Class C Shares of the Fund, including, but not limited to, payment of compensation, including incentive compensation, to securities dealers (which may include the Distributor itself) and other financial institutions and organizations (collectively, the “Service Organizations”) to obtain various distribution related and/or administrative services for the Fund. These services may include, among other things, processing new shareholder account applications, preparing and transmitting to the Fund's Transfer Agent computer processable tapes of all transactions by customers and serving as the primary source of information to customers in providing information and answering questions concerning the Fund and their transactions with the Fund. The Distributor is also authorized to engage in advertising, the preparation and distribution of sales literature and other promotional activities on behalf of the Fund. In addition, this Plan hereby authorizes payment by the Fund of the cost of printing and distributing Fund Prospectuses and Statements of Additional Information to prospective investors and of implementing and operating the Plan. Distribution expenses also include an allocation of overhead of the Distributor and accruals for interest on the amount of distribution expenses that exceed distribution fees and early withdrawal charges received by the Distributor. Payments under the Plan are not tied exclusively to actual distribution and service expenses, and the payments may exceed distribution and service expenses actually incurred.

The amount set forth in paragraph 1.B. of this Plan may be used by the Distributor to pay securities dealers (which may include the Distributor itself) and other financial institutions and organizations for servicing shareholder accounts, including a continuing fee which may accrue immediately after the sale of shares.

3.This Plan shall not take effect until it, together with any related agreements, has been approved by votes of a majority of both (a) the Company’s Board of Trustees and (b) those Trustees of the Company who are not “interested persons” of the Company (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the “Rule 12b-l Trustees”), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

4.After approval as set forth in paragraph 3, and any other approvals required pursuant to the Act and Rule 12b-1 thereunder, this Plan shall take effect at the time specified by the Company’s Board of Trustees. The Plan shall continue in full force and effect as to the Class C Shares of the Fund for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.

5.The Distributor shall provide to the Trustees of the Company, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

2

6.This Plan may be terminated as to the Fund at any time, without payment of any penalty, by vote of a majority of the Rule 12b-l Trustees, or by a vote of a majority of the outstanding voting securities of Class C Shares of the Fund on not more than thirty (30) days’ written notice to any other party to the Plan. Any agreement related to this Plan with respect to the Class C shares of the Fund may be likewise terminated at any time, without payment of any penalty, by vote of a majority of the Rule 12b-1 Trustees, or by a vote of a majority of the outstanding voting securities of the Class C shares of the Fund, on not more than sixty (60) days’ written notice to the Distributor. Such agreement shall terminate automatically in the event of its assignment.

7.This Plan may not be amended to increase materially the amount of distribution fee (including any service fee) provided for in paragraph 1 hereof unless such amendment is approved by a vote of the shareholders of the Class C Shares of the Fund, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 3 hereof.

8.While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Company shall be committed to the discretion of the Trustees who are not such interested persons.

9.The Trustees shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 5 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

10.In providing services under this Plan, the Distributor will comply with all applicable state and federal laws and the rules and regulations of authorized regulatory agencies.

11.The provisions of this Plan are severable as to each Fund, and any action to be taken with respect to this Plan shall be taken separately for each Fund affected by the matter.

Date last approved by the Board of Trustees: September 21, 2023

3

SCHEDULE A

with respect to the

SERVICE AND DISTRIBUTION PLAN

for

VOYA ENHANCED SECURITIZED INCOME FUND

CLASS C SHARES

Maximum Combined Service and
Fund	Distribution Fees
(as a percentage of average daily net assets)
Voya Enhanced Securitized Income Fund	0.75%

Effective Date: May 1, 2024

A-1